Exhibit 99.1

For Immediate Release

DANKA OUTSOURCES HR AND PAYROLL TO GEVITY

- New Cost Effective Program Will Boost Productivity and Help Achieve Vision 21 Goals -

ST. PETERSBURG, FLORIDA (August 1, 2005) - Danka Business Systems PLC (Nasdaq: DANKY) today announced an agreement with Gevity HR, Inc. (Nasdaq: GVHR) under which Danka will outsource to Gevity all Human Resources and Payroll Operations for the company’s approximately 3100 current US employees. Gevity also will manage Danka’s US health, welfare and benefits programs, and provide additional cost effective HR programs and capabilities.

As part of the agreement with Gevity, Danka employees will continue to be covered by all current insurance carriers without interruption. Additionally, Danka will transition more than 40 HR and Payroll employees to Gevity effective immediately.

“We see this as another significant initiative in executing our Vision 21 program to return Danka to profitability and to help drive future growth,” stated Todd Mavis, Danka’s Chief Executive Officer. “Moreover, we are pleased to become a mutual partner with Gevity, which selected us as an outsourcing partner in 2003.” Mr. Mavis added “Gevity not only shares our vision of the pivotal role outsourcing plays in business success, but also understands our business and will be partnering with us to help achieve our goals.”

Lisa Harris, Senior Vice President of Client Services and Chief Information Officer of Gevity, commented, “As a company that recognizes and promotes the true value and positive bottom line effect of outsourcing, we have been very satisfied customers of Danka’s document information solutions for nearly two years and now welcome this new reciprocal relationship with them.”

“We are pleased that while we have successfully provided high impact solutions to companies approaching Danka’s size, what helped bring this new partnership to fruition is Gevity’s recent introduction of its New Generation of Services,” said Sal Uglietta, Gevity’s Senior Vice President of Marketing and Sales. He stated further, “We expect our expanded range of high impact offerings, coupled with the new platform and delivery system options, will serve Danka very well and also appeal to other companies in its size range.”

Danka said that in the weeks ahead it will be working with the Gevity team to introduce comprehensive, short and long term HR programs that it expects will bring many new advantages to Danka employees and become key drivers of productivity and Vision 21 success.

About Gevity

Gevity helps clients increase profits, grow sales and improve customer satisfaction through our comprehensive employee management solution. It serves as the insourced human resource department to small- and medium-sized businesses nationwide. Gevity’s unique approach integrates three key drivers of business success: workforce alignment, administrative relief and business protection. Gevity delivers its solution through its innovative people, processing and portal approach, combining the resources of its highly skilled human resource consultants and our scalable, Web-enabled technology platform.

August 1, 2005

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at http://www.danka.com.

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Contacts:	Danka Atlanta – Donald Thurman, 770-280-3990
Danka London – Paul G. Dumond, 44-207-605-0150

Certain statements contained in this press release, including statements related to Danka’s future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date they are made.

Danka is a registered trademark and Danka @ the Desktop is a trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.